Exhibit 10.20(B)

MONTBLEU LEASE AMENDMENT NO. 2

THIS MONTBLEU LEASE AMENDMENT NO. 2 (this “Amended and Restated Amendment”) is made this 12th day of June, 2009 (the “Effective Date”), by and between the Edgewood Companies, a Nevada corporation formerly known as Park Cattle Co., (“Park”), as Landlord, and Columbia Properties Tahoe, LLC, a Nevada limited liability company (“CPT”). Park, as Landlord, and CPT, as Tenant, are sometimes referred to individually as a “Party” and collectively as the “Parties”. Terms not otherwise defined herein shall have the meanings ascribed to them in the Original Lease (defined below).

W I T N E S S E T H

WHEREAS, Park, as Landlord, and Desert Palace, Inc., as Tenant entered into that certain Amended and Restated Net Lease Agreement, dated January 1, 2000 (the “Original Lease”), involving the Douglas County, Nevada, real property described in the Original Lease.

WHEREAS, Desert Palace, Inc. assigned all of its right, title, benefits, privileges, estate and interest in, to and under the Original Lease to CPT pursuant to an Assignment and Assumption of Lease dated June 10, 2005.

WHEREAS, Park and CPT entered into that certain MontBleu Lease Amendment effective April 2, 2008 (such amendment, before giving effect to this Amended and Restated Amendment, the “Original Amendment”).

WHEREAS, on May 2, 2008, CPT, Tropicana Entertainment, LLC, a Delaware limited liability company (“TropEnt”), and certain of their affiliates filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware.

WHEREAS, TropEnt, and certain of its affiliates filed that certain First Amended Joint Plan of Reorganization (the “Plan”) of Tropicana Entertainment, LLC, which as of the date hereof has been confirmed but has not yet become effective.

WHEREAS, this Amended and Restated Amendment is made pursuant to that certain Order Authorizing the Debtors to (A) Assume and Assign Amended Leases for the Lake Tahoe Horizon Casino and (B) Assume Amended Lease for the MontBleu Resort Casino & Spa Properties (the “Assumption Order”). The effectiveness of this Amended and Restated Amendment is not conditioned on the effectiveness of the Plan.

WHEREAS, Park and CPT have agreed to make certain modifications to the Original Amendment.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, effective on the Effective Date, the Parties hereto agree to amend and restate the Original Amendment in its entirety to read as follows:

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I.                                              The Parties agree that the Original Amendment is hereby deleted in its entirety; and that from and after the Effective Date, the terms set forth in the Original Lease and this Amended and Restated Amendment (collectively, the “Lease”) contain all of the lease terms affecting the Premises. The Parties agree that a true, complete and accurate copy of the Original Lease is attached hereto as Exhibit A.

II.                                     Section 1.2 of the Original Lease is amended and restated in its entirety to read as follows:

The Original Term of this Lease shall commence at 12:01 a.m. on January 1, 2000 (the “Commencement Date”), and shall end at 11:59 p.m. on December 31, 2028 (the “Original Term”).

Notwithstanding the foregoing, from and after January 1, 2018, Landlord may terminate this Lease by giving Tenant six (6) months written notice of such termination (the “Early Termination Date”), and by paying Tenant Fifteen Million Dollars ($15,000,000.00) in cash on the Early Termination Date (the “Buy-Out Right”). The provisions of Article XIV of this Lease shall apply to the Early Termination Date. Landlord’s termination right as described in this section shall continue from January 1, 2018 through the remainder of the Original Term and through the Second Term (as defined in Article IV of this Lease), if any. In the event that this Lease is assigned before January 1, 2018 and if Landlord fails to exercise its right of first refusal under Section 10.4 of this Lease (in a transaction where the Landlord would have the right to exercise its right of first refusal), then the Landlord’s Buy-Out Right set forth in this Section 1.2 shall terminate and be of no further force or effect. Notwithstanding the foregoing, Landlord shall have no right to exercise the Buy-Out Right so long as either Tropicana Entertainment, LLC, a Delaware limited liability company (“Tropicana Entertainment”) (for the period prior to which the Plan becomes effective), or Tropicana Entertainment, Inc., a Delaware corporation (for the period after which the Plan becomes effective) (each such entity being referred to herein as “Tropicana”, as the case may be) owns and controls, directly or indirectly, through one or more of its affiliates, at least seventy percent (70%) of the economic and the voting interests of the entity that is the tenant under this Lease (the “Threshold Interest”). If Tropicana ever does not own the Threshold Interest, Landlord shall have the right to exercise the Buy-Out Right as provided above. Not less than fifteen (15) business days after Landlord’s written request, Tenant will provide Landlord a current organizational chart of Tenant and all of Tenant’s parents and affiliates which would have a bearing on determining whether Tropicana maintains the Threshold Interest, certified as true and correct by an officer of Tropicana (or successor of Tropicana), showing the ownership interests held by all entities depicted in

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such chart. For the avoidance of doubt, direct or indirect transfers of the ownership of Tropicana shall not under any circumstances result in Landlord having the right to exercise the Buy-Out Right.

III.                            Article II of the Original Lease is amended and restated in its entirety to read as follows:

Section 2.1                                 The Tenant shall pay to the Landlord as rent for the Premises during the original term of this Lease and any renewal terms (a) a fixed rent computed as provided in Section 2.2 or in Section 2.3, as applicable, plus (b) annual percentage rent as and to the extent provided in Section 2.4, plus (c) all property and excise taxes and other impositions described in Article III.

Section 2.2                               Based upon the election made by the Landlord pursuant to Section 15.2(b) of the Original Lease, the fixed rent for the first Lease Year in which the assignment from Desert Palace, Inc. took place is $5,374,478.78. During each subsequent Lease Year, the fixed rent will be increased annually by the lower of five percent (5%) or the CPI Adjustment.

As used in this Section 2.2, the “CPI Adjustment” shall mean a fraction, the numerator of which is the “Comparison Index” (as hereinafter defined), and the denominator of which is the “Beginning Index” (as hereinafter defined). For the purpose of this Section 2.2, the following terms shall be defined as noted below:

(i)                           Index:     The “Index” for computing the increases shall be the Consumer Price Index for “all items” in San Francisco (1984=100), published by the United States Department of Labor, Bureau of Labor Statistics.

(ii)                        Beginning Index:     The “Beginning Index” shall be defined as the Index published for the month ending December 31, 2004.

(iii)                               Comparison Index:     The “Comparison Index” shall be defined as the Index published for December of the Preceding Lease Year (as hereinafter defined).

In the event that the Bureau of Labor Statistics shall change the cycle for the publication of the Consumer Price Index so that no Index number is published for the month of December, then the Index for the nearest month before the month of December shall be substituted. If the manner in which the Consumer Price Index is determined by the Bureau of Labor Statistics shall be substantially revised, an adjustment shall be made in such revised index which would produce the results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index had not been so revised. If the 1984 average shall no longer be used as an index of 100, such change shall constitute a substantial revision. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or

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otherwise, a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication shall be used to calculate the rental increases required by this Section.

If this Lease terminates at a date which is not the end of a Lease Year, the fixed rent for the last Lease Year will be the sum which bears the same proportion to the rent which would be payable for a full year as the number of days in the last Lease Year bears to 365. For purposes of this Lease, (a) the term “Lease Year” means the twelve-month period beginning on January 1, 2000 and each twelve-month period thereafter, and (b) the term “Preceding Lease Year” means the Lease Year ending on the day immediately prior to the first day of the Lease Year for which fixed rent is being determined.

Section 2.3                                      Notwithstanding the above provisions of Section 2.2, so long as Tropicana retains the Threshold Interest, as defined in Section 1.2 above, in Tenant, the fixed rent from May 1, 2009 through December 31, 2009 (prorated for the applicable portion of 2009) and for the 2010 and 2011 Lease Years, shall be $4,000,000.00 per annum. Commencing with the Lease Year beginning on January 1, 2012 and for each Lease Year thereafter, the annual fixed rent Tenant shall pay Landlord for each Lease Year shall equal the amount of the total fixed rent payable by Tenant (excluding any offsets, credits or abatements) for the Lease Year ending on December 31, 2011, multiplied by the CPI Adjustment (defined below). In no event shall the fixed rent be reduced due to the CPI Adjustment. As used in this Section 2.3, the “CPI Adjustment” shall mean a fraction, the numerator of which is the “Comparison Index” (as hereinafter defined), and the denominator of which is the “Beginning Index” (as hereinafter defined). For the purpose of this Section 2.3, the following terms shall be defined as noted below:

(i)                                     Index:      The “Index” for computing the increase shall be the Consumer Price Index for “all items” in San Francisco (1984=100), published by the United States Department of Labor, Bureau of Labor Statistics.

(ii)                                  Beginning Index:      The “Beginning Index” shall be defined as the Index published for the month ending April 30, 2009.

(iii)                               Comparison Index:     The “Comparison Index” shall be defined as the Index published for December of the Preceding Lease Year (as hereinabove defined).

By way of example, (1) assuming that the Index does not decrease, the fixed rent beginning January 1, 2012, would be equal to $4,000,000.00 times a fraction the numerator of which is the

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Index as of December 31, 2011, and the denominator of which is the Index as of April 30, 2009, and (2) assuming the Index does not increase, the fixed rent beginning January 1, 2012, would remain $4,000,000.00.

In the event that the Bureau of Labor Statistics shall change the cycle for the publication of the Consumer Price Index so that no Index number is published for the month of December, then the Index for the nearest month before the month of December shall be substituted. If the manner in which the Consumer Price Index is determined by the Bureau of Labor Statistics shall be substantially revised, an adjustment shall be made in such revised index which would produce the results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index had not been so revised. If the 1984 average shall no longer be used as an index of 100, such change shall constitute a substantial revision. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication shall be used to calculate the rental increases required by this Section.

Section 2.4                                      So long as Tropicana retains the Threshold Interest, the annual percentage rent (a) from May 1, 2009 through December 31, 2009 and for the 2010 and 2011 Lease Years shall be equal to ten percent (10%) of the amount by which Gross Revenues, as defined in Section 2.10 below, exceeds $50,000,000.00, and (b) for each Lease Year after the 2011 Lease Year, the annual percentage rent shall be equal to ten percent (10%) of the amount by which Gross Revenues exceeds the Breakpoint, as defined in Section 2.5 below, for that Lease Year.

Section 2.5                                      Within forty-five (45) days after the close of each calendar quarter, the Landlord shall be furnished with a statement certified by the Tenant’s Controller or Treasurer (or an officer holding a similar title) setting forth the amount of Gross Revenues for the immediately preceding calendar quarter. For each Lease Year beginning January 1, 2009, January 1, 2010 and January 1, 2011, when the total Gross Revenues for a Lease Year has exceeded $50,000,000.00, accompanying the quarterly statement shall be payment of percentage rent equal to ten percent (10%) of the total Gross Revenues for the entire Lease Year in excess of $50,000,000.00, less any percentage rent paid in any previous calendar quarter with respect to that Lease Year. For each Lease Year beginning January 1, 2012 and for each Lease Year thereafter, when the total Gross Revenues for a Lease Year exceeds the Breakpoint, which is defined as the quotient obtained by dividing the fixed rent for that Lease Year determined pursuant to Section 2.3 by ten percent expressed as a decimal, or one-tenth (.10), accompanying each such quarterly statement shall be

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payment of percentage rent in an amount equal to ten percent (10%) of the total Gross Revenues for the entire Lease Year in excess of the Breakpoint, less any percentage rent paid in a previous calendar quarter with respect to that Lease Year.

Section 2.6                                      Within sixty (60) days after the end of each Lease Year, the Landlord shall be furnished with a statement certified by the Tenant’s Controller or Treasurer (or an officer holding a similar title) of the amount of the Gross Revenues so reported for the Preceding Lease Year, together with an appropriate accounting setting forth the amount of percentage rent to which the Landlord was entitled for that Lease Year, the amounts paid to the Landlord on account thereof, and the resulting balance due the Landlord or the amount of overpayment which Landlord has received in the event payments on account exceeded the percentage rent payable for the Preceding Lease Year. Landlord will be paid any such balance due at the time of delivery of said certified statement or if there has been such an overpayment, the amount of said overpayment shall be credited against the fixed rent obligations for the following Lease Year until such credit has been reduced to zero. Such statement and accounting shall be supplemented not later than one hundred twenty days after the end of each Lease Year with a statement of Gross Revenues for the Lease Year just ended, reported upon by independent certified public accountants, who may be the auditors for the Tenant or affiliates of the Tenant, and a computation approved in writing by those independent certified public accountants showing the percentage rent due because of Gross Revenues for the Lease Year just ended, along with the payment of any indicated balance due. Tenant shall also provide Landlord not later than one hundred twenty (120) days after the end of each calendar year with Tenant’s audited GAAP financial statement (which may be in the form of a supporting consolidating schedule as part of consolidated audited financial statement for Tropicana or other parent of Tenant) and not later than September 15 of each year with Tenant’s standard financial statement required to be filed with the Nevada gaming authorities pursuant to Nevada Gaming Regulation 6.070.

Section 2.7                                      In order to permit computation of the percentage rent to be paid under Section 2.4, the Tenant shall keep all accounting records required by applicable law and such other records as are sufficient to furnish all of the information necessary to compute Gross Revenues.

Section 2.8                                      If the Landlord reasonably believes that there are grounds to question the percentage rent reported by Tenant as being due, the Landlord shall have the right, but only once with respect to each Lease Year of the Tenant and not later than one (1) year after the end thereof, to cause an audit of the business of the Tenant to be conducted at the Premises by a certified public accountant of the Landlord’s selection, who is qualified, reputable and not engaged on a contingency fee basis, to verify the amount set forth in the Tenant’s statement of Gross

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Revenues for such Lease Year. Such audit shall be conducted so as to not unreasonably interfere with Tenant’s operations at the Premises. If a statement of Gross Revenues made by the Tenant shall be found to be in error such that the Tenant has underpaid annual percentage rent for the Lease Year of the Tenant audited by an amount exceeding five percent (5%) of the percentage for such Lease Year of the Tenant, the Tenant shall immediately pay within five (5) working days the additional amount of percentage rent owed, plus the cost of the audit. In all other events, the cost of the audit shall be paid solely by the Landlord. The Tenant agrees to keep and maintain, at its offices, intact for a period of one (1) year after the end of each Lease Year of the Tenant all of the records, books, accounts and other data which are regularly kept by the Tenant in the ordinary course of its business to establish the Tenant’s Gross Revenues.

Section 2.9                                      During the term hereof, the Tenant shall cause to be placed, and remain on file with the Nevada State Gaming Control Board and the Nevada Gaming Commission or any successor agency, a continuing written consent and authorization from the licensee at Mont Bleu Resort by which a representative of the Landlord may, during business hours, examine and copy all reports and return showing the gross winnings or gross revenue from gaming licensed and conducted at the Premises. The requirements of this subparagraph are a condition to this Lease. Such requirements must be met irrespective of who may be the licensee at the Premises.

Section 2.10                                For purposes of this Lease, the term “Gross Revenues” means all amounts received, whether by cash or credit, from the operation of all of the facilities and businesses on the Premises and the Enterprise now known as MontBleu, including, but not limited to, rooms, bars, restaurants, concessions and gaming, and shall be measured by Lease Year. Gross Revenues shall expressly exclude: (i) proceeds from the sale, exchange or voluntary or involuntary disposition of Owner’s property which had not been held for sale, (ii) such amounts as may be received and held by Owner as security or in other special deposits (iii) applicable excise, sales, occupancy and use taxes, or similar government taxes, duties, levies or charges collected directly from patrons or guests, or as a part of the sales price of any goods, services, or displays, including gross receipts, admission, cabaret, or similar or equivalent taxes; (iv) receipts from awards or sales in connection with any condemnation, from other transfers in lieu of and under the threat of any condemnation, and other receipts in connection with any condemnation; (v) proceeds of any insurance, including the proceeds of any business interruption and/or contingent business interruption insurance; (vi) discounts (including rebates, credits or charge or credit card commissions); (vii) gratuities and service charges collected for payment to employees; (viii) any credits or refunds made to customers, guests or patrons; (ix)interest income; and (x) any reserve for and/or uncollectible debts as determined in accordance with generally accepted accounting principles consistently applied.

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Section 2.11.   If Tropicana no longer retains the Threshold Interest, as defined in Section 1.2 above, the rent for each Lease Year provided for in Section 2.1 (a) and Section 2.1 (b) will, at the election of the Landlord (to be exercised within one hundred twenty (120) days after receipt of the Notice of Offer (as defined in Section 10.1) provided by Tenant with respect to the offer which, if consummated, would result in Tropicana no longer retaining the Threshold Interest) (the “Election Period”)), either be (a) the fixed rent calculated as provided in Section 2.2, or (b) the fixed and percentage rent calculated as provided in Sections 2.3 and 2.4. If Landlord does not notify Tenant of its election before the end of the Election Period, Landlord shall be deemed to have elected the rent under subclause (a). Until Landlord has made, or is deemed to have made, its election, Tenant shall continue to pay the rent then in effect.

IV.                                 The following sentence is added to the end of Section 5.1 of the Original Lease:

Notwithstanding anything in this Lease to the contrary, if Tenant is not in default under Section 23.7 below and the non-restricted gaming license for the Premises will not be jeopardized, then Tenant shall have the right, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, to temporarily close portions of the Premises to the public in order to perform any renovation, remodeling, maintenance, capital improvements, repair or other construction-related matters required of Tenant under this Lease. Landlord’s consent to any such closure shall not be deemed a representation by Landlord that such closure will not result in a default of Section 23.7.

V.                                     The following sentence is added to the end Section 6.1 of the Original Lease:

The Landlord and Tenant acknowledge that as of the Effective Date the Premises is not currently in a first class condition and repair, but that Tenant shall be obligated to ensure the Premises is in first class condition and repair no later than December 31, 2015. Prior to December 31, 2015, Landlord hereby agrees to not give Tenant a notice of default (or otherwise declare a default) under this Lease (including under Section 5.1 or this Section 6.1) due to the Premises not being in first class condition and repair, provided that Tenant (i) is otherwise performing all of the maintenance and repair obligations required of Tenant necessary to keep the Premises in good condition and repair and otherwise complies with such other obligations to repair and maintain the Premises under this Section 6.1, and (ii) corrects the Deficiencies (as defined below) in accordance with the time period set forth in Section 6.6

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below (clauses (i) and (ii) are collectively referred to as the “Interim Maintenance Obligations”).

VI.                                 Article VI of the Original Lease is amended to add the following four new sections:

Section 6.3. Starting in 2009, except as set forth below, Tenant must expend at least five percent (5%) of annual Gross Revenues (as defined in Section 2.10) (the “CapEx Requirement”) on real property capital expenditures at the Premises, including, without limitation, the replacement and upgrade of electrical, plumbing, mechanical, fire safety, and other building systems that have reached or are imminently close to reaching the end of their useful lives, and the renovation of guest rooms and other facilities, so as to maintain the Premises (including the front of the house, the back of the house, and the parking areas) at all times in a condition that is both first class and competitive with other hotel-casinos at Stateline, Nevada, and also in compliance with all laws and regulations of all governmental authorities having jurisdiction over the Premises; provided, however, that (a) so long as Tenant has performed the Interim Maintenance Obligations as provided in Section 6.1, Tenant shall not be required to satisfy the CapEx Requirement for any Lease Year ending prior to January 1, 2012; and (b) for each Lease Year between January 1, 2012 and January 1, 2016, Tenant shall only be required to spend three and 75/100ths percent (3.75%) of the CapEx Requirement on real property capital expenditures for the Premises, with the remainder 1.25% being spent on Other Property (as defined below); and (c) for each Lease Year after the 2015 Lease Year, no less than fifty percent (50%) of the CapEx Requirement shall be used on real property capital expenditures at the Premises and up to fifty percent (50%) of the CapEx Requirement may be spent on gaming systems, equipment and other furniture, trade fixtures and equipment used at the Premises (even if not capital in nature) (collectively “Other Property”), and if Tenant spends more than fifty percent (50%) of the CapEx Requirement in any Lease Year after the 2015 Lease Year on Other Property, the amount spent in excess of such 50% threshold for Other Property may be carried forward and applied towards Tenant’s CapEx Requirement with respect to Other Property in subsequent Lease Years, provided the application of such carried forward excess does not exceed 50% of the CapEx Requirement in any Lease Year.

The CapEx Requirement described in this Section 6.3 shall be a minimum, not a maximum, and the expenditure of the minimum amount shall not create any presumption of compliance with Section 6.1 or other applicable provisions of this Lease. Expenditures made for furniture, furnishings and equipment that

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do not become a part of the real property under Nevada law, and for gaming equipment, shall not be considered real property capital expenditures.

Section 6.4. In order to assist in determining compliance with the requirements of Section 6.3, Tenant shall separately keep for the Enterprise accounting records sufficient to furnish all of the information necessary to compute Gross Revenues and to determine the amount and nature of the real property capital and other expenditures made. Such accounting records shall include detailed information concerning the nature of each expenditure, the date of the expenditure, and to whom payment was made. All accounting records required to be kept shall be available for inspection and copying by Landlord or its authorized agents, attorneys or accountants, at any reasonable time, and shall be made available at the Premises or at such other location as Landlord and Tenant may mutually agree, and Tenant shall allow and facilitate the duplication of such documents by Landlord. Not less than one hundred twenty (120) days after the end of each Lease Year, the Tenant will provide Landlord with a statement of the Gross Revenues of the Enterprise for the year, and a statement of amounts spent pursuant to the requirements of Section 6.3, reported upon and certified by independent certified public accountants, who may be the auditors for the Tenant, and a computation approved in writing by those independent certified public accountants, showing that the provisions of Section 6.3 have been satisfied for the prior Lease Year. Landlord may, upon notice given to Tenant, object to such statement and give notice to Tenant under Section 11.1 (b) that Tenant has failed to comply with the requirements of Section 6.3.

Section 6.5. Tenant shall provide to Landlord on an ongoing basis, and in any event within forty-five (45) days of a written request by Landlord: any and all test and/or inspection reports obtained or received by Tenant or its affiliates, agents or attorneys with respect to the condition of the Premises, including, without limitation, any tests for the presence of asbestos or mold, and any tests regarding environmental conditions at the Premises. All such documents, whether in paper or electronic form, shall be produced at the Premises or at such other location as Landlord and Tenant may mutually agree, and Tenant shall allow and facilitate the duplication of such documents by Landlord.

Section 6.6. Tenant agrees to correct or cause to be corrected the items set forth in Schedule 1 attached hereto (the “Deficiencies”) by December 31, 2011. From and after the Effective Date, Tenant shall, subject to Section 26.12 of the Lease, immediately

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commence and diligently pursue, with a reasonably consistent and regular expenditure of funds, the correction of the Deficiencies. Tenant shall promptly provide Landlord with an action plan and such other documentation that shows that the work is proceeding in the manner required under this Lease. Tenant must update the action plan and provide Landlord with at least one detailed progress report per quarter on Tenant’s efforts to cure the Deficiencies. Tenant must permit Landlord and its representatives to observe the efforts to cure the Deficiencies at all reasonable times. Tenant shall provide Landlord with advance notice of at least one week prior to undertaking substantial work, and the notice shall include a description of the work to be performed, so that Landlord has the opportunity to observe the work. Nothing in this Section 6.6 shall diminish Tenant’s obligations under the Lease with respect to the condition and maintenance of the Premises.

VII.                             Section 7.3 of the Original Lease is amended in its entirety to read as follows:

(a)   Subject to the provisions of Article XXI concerning confidentiality, at least thirty (30) days prior to the beginning of each Lease Year, Tenant shall create and provide a detailed annual budget to Landlord that sets forth, on an itemized basis, Tenant’s plans for real property capital expenditures on the Premises and expenditures on furniture, furnishings and equipment for the Premises. The budget for the 2009 calendar year shall be provided to Landlord on or before September 30, 2009.

(b)  Commencing with the quarter ending March 31, 2009, within thirty (30) days after the end of each calendar quarter, Tenant shall provide a detailed report to Landlord that compares, on an itemized basis, actual expenses for such real property capital expenditures and expenditures on furniture, furnishings and equipment against budgeted expenses, and which provides detailed explanations for any substantial deviation from the original budget.

(c)  In addition, Tenant shall gather and provide to Landlord, on an ongoing basis, and in any event within forty-five (45) days of Landlord’s written request, any and all documents (both paper and electronic) in its possession, custody or control relating to any past, present or future renovations, alterations, repairs and/or improvements to the Premises, including without limitation, plans, drawings, requests for proposals, estimates, contracts, change orders, spreadsheets, accounting reports, correspondence, progress reports, and permits. Tenant’s obligation to gather and provide records shall encompass any records in the possession of its affiliates and agents. All such documents shall be produced at the

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Premises or at such other location as Landlord and Tenant may mutually agree, and Tenant shall allow and facilitate the duplication of such documents by Landlord.

VIII.          Section 10.1 of the Original Lease is amended by lengthening the period of the Matching Option from 60 days to 120 days.

IX.           Section 10.2 of the Original Lease is amended by lengthening the period in which the closing must occur from 120 days to 180 days after the notice of exercise of a Matching Option is given.

X.            Article X of the Original Lease is amended to add the following new sections:

Section 10.4. The Landlord’s right of first refusal set forth in Section 10.1 above is intended to apply to, and does apply to, (a) any offer to purchase the Tenant’s rights under the Lease (including such an offer in connection with a larger transaction to purchase the Enterprise being operated by Tenant on the Premises), or (b) any direct or indirect transfer of the Tenant. Clause (a) and clause (b) shall not apply to (i) any such offer or transfer where Tropicana retains the Threshold Interest, (ii) the foreclosure of a Leasehold Mortgage made in compliance with Article XIX, or (iii) the first assignment of this Lease by a Leasehold Mortgagee who has foreclosed upon its Leasehold Mortgage made in compliance with Article XIX (the exceptions set forth in clauses (i) through (iii) are referred to collectively as the “Permitted Transfers”). If a transfer to an affiliated person or entity is later followed by a transfer of some or all of the ownership interest in such affiliated person or entity to an unaffiliated person or entity, then such ownership interest transfer shall be considered a transfer under clause (b) to the extent such unaffiliated person or entity holds a direct or indirect voting or economic interest in Tenant. In addition, Landlord’s right of first refusal set forth in Section 10.1 above will apply even if the offer to purchase Tenant’s rights under the Lease and the Enterprise is part of a larger transaction involving other properties of Tenant or any affiliate of Tenant. In any case where the Landlord’s right of first refusal applies in connection with such a larger transaction, the purchase price for the Tenant’s rights under the Lease and the Enterprise shall be determined by one or more qualified person selected by Landlord in Landlord’s sole and absolute discretion, which purchase price will be determined within the time allowed for exercising the Matching Option. In any case where Landlord exercises its right of first refusal, Landlord shall receive a credit against the purchase price equal to Fifteen Million Dollars ($15,000,000) plus the assignment fee required by Section 15.1 of this Lease. In connection with a transfer of the Tenant, the Enterprise or the Tenant’s interest in this Lease, as applicable, which is neither a

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Permitted Transfer nor a transfer of 100% of the Tenant, the Enterprise or the Tenant’s interest in this Lease, as applicable, then the Landlord’s purchase right under this section shall apply to all of the Tenant, the Enterprises or the Tenant’s interest in this Lease, as applicable; and the purchase price for such entire interest shall be equal to the purchase price for the interest being transferred multiplied by a fraction the numerator of which is the number one (1) and the denominator of which is the percentage interest (express as decimal) being transferred. By way of example, if a 40% interest in the Tenant is being transferred for a purchase price of $100,000, then the Landlord’s purchase price for 100% of the Tenant would be $250,000 ($100,000/.40). For the avoidance of doubt, direct or indirect transfers of Tropicana shall not under any circumstances be subject to (i) Article XV, (ii) Landlord’s right of first refusal or (iii) Landlord having the right to exercise the Buy-Out Right.

Section 10.5. If Tenant, or any owner or affiliate of Tenant, decides to make Tenant’s rights under this Lease available for sale, then Tenant shall provide written notice to Landlord within five (5) business days of making that decision.

XI.           Section 11.1(c) of the Original Lease is hereby amended and restated in its entirety as follows:

After the effectiveness of the Plan, the Tenant or any Guarantor files or consents to the filing of any petition seeking debtor’s relief or a petition seeking relief is filed against Tenant and not dismissed within sixty (60) days.

XII.         Article XI of the Original Lease is amended to add the following new sub-sections:

Section 11.1(d). Any Guarantor shall revoke or disavow the Guaranty, any Guarantor shall dissolve or terminate, or an event of default shall occur by any Guarantor under the Guaranty.

Section 11.1(e). The failure by Tenant to provide a replacement Guarantor as provided in Article XXX below.

XIII.          Section 11.2(a) of the Original Lease is amended by deleting the phrase “any reasonable costs, including but not limited to reasonable attorneys’ fees, incurred by the Landlord in recovering possession of the Premises” and replacing that phrase with the following phrase and including the following additional sentence at the end of such sub section:

“any other costs necessary to fully compensate Landlord for direct and indirect costs, one hundred percent (100%) of the actual attorneys’ fees, costs and expenses (including without limitation the fees of expert consultants and witnesses) incurred by the

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Landlord in recovering possession of the Premises. Tenant agrees that this provision is not an unenforceable penalty.”

XIV.          Section 15.1 of the Original Lease is amended, by revising the first sentence of that section to read as follows.

Subject to the provisions of Article X, Tenant may assign or transfer this Lease, or sublease the Premises or any material segment thereof, by paying Landlord an assignment fee equal to the amount of fixed rent for the Lease Year in which the assignment takes place, plus the sum of Fifteen Million Dollars ($15,000,000); provided, however, that no such assignment fee shall be payable in connection with any Permitted Transfer (as defined in Section 10.4).

During the term of this Lease, the Tenant shall be the licensed operator of the Premises and shall operate the Enterprise on the Premises.

XV.         Sections 15.2, 15.3 and 15.4 of the Original Lease are hereby deleted in their entirety.

XVI.        Section 15.5 of the Original Lease is amended and restated in its entirety to read as follows:

The provisions of this Article XV shall apply to any direct or indirect transfers of this Lease, including, without limitation, the sale of interests in any entity owning a direct or indirect interest in Tenant; provided; however, that the payment of the assignment fee referenced in Section 15.1 shall not apply to any Permitted Transfer (as defined in Section 10.4).

XVII.       Section 19.1 of the Original Lease is amended and restated in its entirety to read as follows:

The Tenant may at any time or times mortgage or otherwise encumber its rights as Tenant under this Lease (in each case, a “Leasehold Mortgage”) for purposes of alterations to the Premises as defined in Article VII and/or in connection with (i) any debtor-in-possession financing arranged by Tropicana, if such debtor-in-possession financing is in place as of the Effective Date and is not satisfied through Tropicana’s plan of reorganization, (ii) any exit financing for Tropicana’s emergence from bankruptcy, (iii) any acquisition financing by any assignee or purchaser of Tenant, and (iv) any refinancings of any of the foregoing; provided, however, (A) that all such Leasehold Mortgages are made in compliance with this Article XIX, (B) the Leasehold Mortgage relating to the financings described in (iii) and (iv) above will only be permitted if such Leasehold Mortgage is from an

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institutional lender with the ability (financial and otherwise) to perform the Tenant’s obligations under this Lease, and (C) the Leasehold Mortgage (s) arising in connection with the financings described in clauses (i) through (iv) above shall secure no more than the fair market value of Tenant’s leasehold interest in the Premises (determined at the time the Leasehold Mortgage is recorded against the Premises) or, if the Leasehold Mortgage is a blanket mortgage, such Leasehold Mortgage shall provide that it will be released as a lien against the Lease and Enterprise upon the payment of the fair market value of Tenant’s leasehold interest in the Premises (determined at the time the Leasehold Mortgage is recorded against the Premises) stated in such Leasehold Mortgage. Each Leasehold Mortgage (excluding any Leasehold Mortgage for the debt described in clauses (i) and (ii) above) shall contain a provision granting Landlord the right and option, exercisable by written notice within the thirty (30) day period following the recordation of a notice of default, to purchase the Leasehold Mortgagee’s (as defined below) position for cash in an amount equal to the entire balance of the principal and interest due and owing by Tenant (or if a blanket Leasehold Mortgage, the amount allocated therein to the Premises) and providing further that Landlord shall have ninety (90) days after the recordation of a notice of default in which to complete said purchase. Notwithstanding anything to the contrary set forth in this Article XIX, Landlord shall not be required to subordinate its fee interest in the Premises to any Leasehold Mortgage. Any leasehold mortgagee of any leasehold mortgage in existence as of the Effective Date shall have no right to avail itself of the provisions of this Article XIX until it has executed the Consent attached to the Amended and Restated Amendment and its leasehold mortgage is in compliance with the terms of Article XIX.

XVIII.     Section 24.1 is hereby deleted in its entirety and Section 24.2 is hereby amended and restated in its entirety as follows:

The Tenant will have the right to feature the Golf Course in Stateline, Nevada owned by the Landlord in advertising, promotions, and promotional materials relating to the Enterprise. In no event shall Tenant advertise that guests at the Enterprise shall have the privilege of playing on the Golf Course.

XIX.        Section 26.9 of the Original Lease is hereby amended in its entirety to read as follows:

(a)   The Landlord may, after providing Tenant reasonable prior written notice, enter upon the Premises to inspect and photograph them. The right to inspect includes without limitation the right to test. The testing may include sample collection, diagnostic testing, intrusive testing, and/or destructive testing.

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(b)   The Landlord may, after providing Tenant reasonable prior notice, enter upon the Premises for purposes of making any repairs which may be essential for the protection and maintenance of the Premises which the Tenant fails to make after reasonable notice by Landlord and an opportunity for Tenant to make such repairs. The cost of any such repairs will be payable immediately upon demand by the Tenant to the Landlord as additional rent under this Lease.

(c)   In exercising its right under this Section 26.9, Landlord agrees that its entry onto the Premises shall not unreasonably interfere with Tenant’s operations thereon. Landlord agrees that Tenant shall have the right to have a representative of Tenant accompany Landlord and its representatives while on the Premises.

XX.           There is hereby added to the Original Lease a new Section 26.15 to read in full as follows:

Section 26.15.        If a party is the prevailing party in any action against the other to enforce or interpret this Lease, the prevailing party shall be entitled to the award of 100 percent of its actual attorneys’ fees, costs and expenses (including without limitation the fees of expert consultants and witnesses), in addition to any other remedy entered by the Court.

XXI.         There is hereby added to the Original Lease a new Section 26.17 to read in full as follows:

Section 26.17.        Tenant covenants and agrees (for itself and on behalf of its affiliates) not to take any action, directly or indirectly, that challenges, opposes or in any interferes with the entitlement of the premises on which is located the hotel-casino currently known as the Horizon Casino Resort to the benefits and protections afforded structures housing gaming under a nonrestricted license by the provisions of Article VI of the Tahoe Regional Planning Compact.

XXII.        There is hereby added to the Original Lease a new article, Article XXIX, to read in full as follows:

Tenant covenants to work cooperatively with Landlord with respect to performance of Tenant’s obligations under the terms of the Lease, and to ensure an orderly termination of the Lease when such termination occurs. Tenant agrees that Landlord may, after providing Tenant reasonable prior written notice, have an owner’s representative on the Premises at reasonable times, and that the Landlord and its representatives will, after providing Tenant reasonable prior written notice, have access at reasonable times to the Premises and all buildings and improvements located thereon, and to all books and records related thereto (including without

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limitation operating reports), in order to monitor and ensure Tenant’s compliance with the terms and conditions of the Lease. Tenant shall allow and facilitate the duplication of such books and records by Landlord and its representatives. Landlord and its representatives will not have any responsibility for, nor incur any liability with respect to, Tenant’s operations. Tenant also agrees to cooperate, at Landlord’s sole cost and expense, with any of Landlord’s efforts relating to permitting, land use, entitlements and related matters on the Premises, and in connection therewith, will execute (within ten (10) business days of request) such documents as may be reasonably necessary to assist Landlord with such efforts.

XXIII.       There is hereby added to the Original Lease a new article, Article XXX, to read in full as follows:

On the effective date of the Plan, New Tropicana OpCo, a Delaware corporation (“Guarantor”), shall execute and deliver to Landlord a Lease Guaranty (the “Guaranty”) in the form attached hereto as Exhibit B, guaranteeing the performance of Tenant’s obligations under this Lease. Upon any assignment of this Lease as provided in Article XV, Tenant shall cause Guarantor, concurrently with such assignment, to unconditionally reaffirm all of its obligations under this Lease on a form of reaffirmation reasonably approved by Landlord.

The dissolution, termination of existence, or other material event causing or resulting in a material adverse effect or change with respect to the Guarantor shall result in a default under this Lease unless Tenant cures such default by providing a substitute guarantor (who shall execute a new Guaranty) within thirty (30) days after the event causing such default. Such substitute guarantor shall have sufficient financial resources in the reasonable judgment of Landlord to perform its obligations under the Guaranty. Not less than fifteen (15) business days after Landlord’s written request, Tenant shall provide (or cause to be provided) to Landlord the most recent financial statement of Guarantor, upon which the chief financial officer (or an officer holding a similar title) shall certify that the financial statement is true and correct.

Landlord agrees that if (a) Guarantor, no longer owns, directly or indirectly, the Threshold Interest (substituting Guarantor for Tropicana in the definition of Threshold Interest) and (b) a new Guaranty has been executed by a new guarantor who Landlord reasonably believes has sufficient financial resources to perform its obligations under the Guaranty (collectively, the “Release Conditions”), then Guarantor may request from Landlord in

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writing a release of all obligations of Guarantor under the Guaranty arising from facts and occurrences occurring after the satisfaction of the Release Conditions; Landlord shall grant such release provided Landlord is satisfied that the Release Conditions have been met. In no event shall any guarantor be released from its obligations under any guaranty except as expressly provided in this Section.

XXIV. There is hereby added to the Original Lease a new article, Article XXXI, to read in full as follows:

Section 31(a). Upon the termination or expiration of this Lease, Tenant shall unconditionally transfer to Landlord, at no charge and free and clear of all liens and interests, (a) the trademark “MontBleu” and (b) any other trademarks, service marks, trade names, and domain names owned by Tenant that incorporate the “MontBleu” name; provided, however, that Tenant shall retain the “Tropicana” trademark and all other intellectual property rights (including without limitation domain names) that utilize or relate to the “Tropicana” name and any other names, trademarks, or other intellectual property rights that Guarantor utilizes in or for the property during the term of this Lease. The transfer provided in this paragraph shall be made pursuant to an agreement or agreements to be reasonably approved and negotiated in good faith by Landlord and Tenant. Tenant agrees to execute such documents as may be reasonably required to carry out the terms and provisions of this Section.

Section 31(b). Upon the termination or expiration of this Lease, Tenant shall grant to Landlord, at no charge, a limited license to use, in the same manner as used by Tenant at the time of termination or expiration of this Lease and solely in connection with the Premises property, the other trademarks used by Tenant in marketing the Premises (excluding the MontBleu trademark) to the extent Tenant may grant a license in such trademarks and such trademarks are used by Tenant in connection with the Premises property at the time of termination or expiration of this Lease, for the twelve (12) month period following the termination or expiration of this Lease. Such license shall be subject to customary license terms, including, without limitation, terms regarding quality control and brand standards. The use right provided in this paragraph shall be made pursuant to an agreement or agreements to be reasonably approved and negotiated in good faith by Landlord and Tenant. Tenant agrees to execute such documents as may be reasonably required to carry out the terms and provisions of this Section. Except for the limited license contemplated herein, Landlord acknowledges that it shall have no

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additional right to the intellectual property to be licensed to Landlord pursuant to the terms of this Section.

Section 31(c). The provisions of this Article shall survive the termination and expiration of the Lease.

In the case of any inconsistency between the provisions of the Original Lease and this Amended and Restated Amendment, the provisions of this Amended and Restated Amendment shall govern and control.

Except as expressly modified herein, the Original Lease shall remain in full force and effect and the Parties shall be bound by all the terms and conditions thereof and hereof.

This Amended and Restated Amendment may be entered into in more than one counterpart, each of which shall be deemed an original when executed, and which together shall constitute but one and the same Amended and Restated Amendment. Each Party may rely on facsimile and PDF signature pages as if such facsimile and PDF pages were originals.

SIGNATURES ON FOLLOWING PAGE

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Landlord and Tenant have duly executed this Amended and Restatement Amendment as of the Effective Date.

LANDLORD:		TENANT:

Edgewood Companies, a Nevada corporation		Columbia Properties Tahoe, LLC,
a Nevada limited liability company

By:	/s/ Steve Johnson	By:	/s/ Scott Butera
Scott Butera
Name:	Steve Johnson		President and Chief Executive Officer

Its:	Chairman

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EXHIBIT A

COPY OF ORIGINAL LEASE

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EXHIBIT B

FORM OF GUARANTY

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GUARANTY

This Guaranty is made effective as of                                     , 2009, by NEW TROPICANA OPCO, INC., a Delaware corporation (“Guarantor”), in favor of EDGEWOOD COMPANIES, a Nevada corporation formerly known as Park Cattle Co. (“Park Cattle”).

RECITALS

A.        Park Cattle, as Landlord, and Columbia Properties Tahoe, LLC (“CPT”), as assignee of Desert Palace, Inc., as Tenant, are parties to that certain Amended and Restated Net Lease Agreement (the “2000 Lease”), dated January 1, 2000, involving the Douglas County, Nevada, real property described in the attachment thereto, as amended by that certain MontBleu Lease Amendment No. 2 dated as of June 12, 2009 (together with the 2000 Lease, the “Lease”).

B.         On May 2, 2008, CPT and Tropicana Entertainment, LLC, a Delaware limited liability company and certain other affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Proceedings”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). CPT and certain of its affiliates filed that certain First Amended Joint Plan of Reorganization of Tropicana Entertainment, LLC (the “Plan”) with the Bankruptcy Court which has, as of the date hereof, become effective.

C.         Park Cattle has required Guarantor, the sole owner of CPT, to provide this Guaranty upon the effectiveness of the Plan.

GUARANTY

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, Guarantor hereby agrees, covenants and warrants as follows:

1.           Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to Park Cattle, and its successors, endorsees, transferees and assigns, the full and prompt payment and performance of all indebtedness, liabilities and obligations under the Lease. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, rent payment obligations, or other obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under the Bankruptcy Code or other applicable law. The foregoing indebtedness, liabilities and other obligations of CPT and its successors and assigns (collectively, the “Obligors”), and all other indebtedness, liabilities and obligations to be paid by Guarantor in connection with this Guaranty (including any and all amounts due under Section 13 hereof), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”

2.             Liability of Guarantor. The liability of Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

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(a)           Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of Guarantor, and shall not be contingent upon Park Cattle’s exercise or enforcement of any remedy it may have against the Obligors or any other person.

(b)           Park Cattle may enforce this Guaranty with respect to the Lease, upon the occurrence of any breach or default affecting the Lease upon written notice to Guarantor.

(c)           Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied.

(d)           Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall Guarantor be exonerated or discharged by, any of the following events:

(i)            any insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, liquidation, winding up or dissolution of Obligors, Guarantor, any other guarantor or any other person or entity;

(ii)           the liability of Obligors, Guarantor, any other guarantor or any other person or entity for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Lease;

(iii)          any merger, acquisition, consolidation or change in structure of Obligors, Guarantor or any other guarantor or person, or any sale, lease, transfer or other disposition of any or all of the assets or ownership interests of Obligors, Guarantor, any other guarantor or other person or entity;

(iv)          any assignment or other transfer, in whole or in part, of Park Cattle’s interests in and rights under this Guaranty or the Lease, including Park Cattle’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of Park Cattle’s interests in and to the Guaranteed Obligations;

(v)           any claim, defense, counterclaim or setoff, other than that of full prior performance, that Obligors, Guarantor, any other guarantor or other party may have or assert, including any defense of incapacity or lack of corporate or other authority to execute the Lease;

(vi)          Park Cattle’s amendment, modification, renewal, extension, cancellation or surrender of the Lease or any Guaranteed Obligations;

(vii)         Park Cattle’s vote, claim, distribution, election, acceptance, action or inaction in any bankruptcy case related to the Guaranteed Obligations; or

(viii)        any other guaranty, whether by Guarantor or any other party, of all or any part of the Guaranteed Obligations, or any other indebtedness, obligations or liabilities of Obligors to Park Cattle.

3.             Consents of Guarantor. Guarantor hereby unconditionally consents and agrees that, without notice and without further assent from Guarantor, all as Park Cattle may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty:

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(a)           The amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Obligors under the Lease may be incurred, by one or more amendments, modifications, renewals or extensions of the Lease or otherwise.

(b)           The time, manner, place or terms of any payment under the Lease may be extended or changed, including by an increase or decrease in the rent or interest rate on any Guaranteed Obligation or any fee or other amount payable under the Lease, by an amendment, modification or renewal of the Lease or otherwise.

(c)           The time for Obligors’ (or any other party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under the Lease may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Park Cattle may deem proper.

(d)           Park Cattle may discharge or release, in whole or in part, any other guarantor or any other party liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be liable to any Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any party.

(e)           Park Cattle may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of Obligors to Park Cattle and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action.

(f)            Park Cattle may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Guaranteed Obligation and any power of sale) granted by the Lease or other agreement, or otherwise available to Park Cattle, with respect to the Guaranteed Obligations, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of Guarantor against Obligors.

Park Cattle agrees to provide Guarantor with timely notice of any of the events set forth in Paragraphs 3(a) through 3(f) above, but the failure to provide any such notice shall in no way limit, modify or diminish any of obligations of the Guarantor hereunder.

4.             Guarantors’ Waivers.

(a)           Guarantors hereby waive and agree not to assert:

(i)            any right to require Park Cattle to marshall assets in favor of Obligors, Guarantor, any other guarantor or any other party, to proceed against Obligors, any other guarantor or any other party, or to pursue any other right, remedy, power or privilege of Park Cattle whatsoever;

(ii)           the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii)          any defense arising by reason of any lack of corporate or other authority or any other defense of Obligors, Guarantor or any other party;

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(iv)          any defense based upon any Park Cattle’s errors or omissions in the administration of the Guaranteed Obligations except for Park Cattle’s gross negligence or willful misconduct in connection with such administration;

(v)           any rights to set-offs and counterclaims;

(vi)          Guarantor’s rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available with respect to the Guaranteed Obligations to Guarantor by reason of the legal principles described in and/or the Nevada equivalent of California Civil Code Sections 2787 to 2855, inclusive;

(vii)         any rights or defenses Guarantor may have in respect of their obligations as guarantors or other surety by reason of any election of remedies by the creditor;

(viii)        without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.

(b)           Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Park Cattle upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Except with respect to Park Cattle’s obligation to provide written notice of default or breaches to the CPT (or its successor tenant) pursuant to the Lease, Guarantors waive promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Obligors, Guarantor or any other party with respect to the Guaranteed Obligations.

(c)           The obligations of each of the Guarantors hereunder are independent of and separate from the obligations of Obligors and any other guarantor and upon the occurrence and during the continuance of any breach or default under the Lease, a separate action or actions may be brought against any Guarantor, whether or not Obligors or any such other guarantor is joined therein or a separate action or actions are brought against Obligors or any such other guarantor.

(d)           Guarantors shall not have any right to require Park Cattle to obtain or disclose any information with respect to: (i) the financial condition or character of Obligors or the ability of Obligors to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (iv) any action or inaction on the part of Park Cattle or any other party; or (v) any other matter, fact or occurrence whatsoever.

5.             Waiver of Subrogation Rights and Subordination. Guarantor shall not have, shall not directly or indirectly exercise, and hereby waives (a) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (b) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty, and (c) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of Park Cattle as against Obligors or other guarantors, in connection with the Lease. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Park Cattle and shall forthwith be paid to Park Cattle to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of

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the Lease. Any and all present and future debts and obligations of Obligors to Guarantor are hereby postponed in favor of and subordinated to the full payment and performance of all present and future debts and obligations of Obligors to Park Cattle.

6.             Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Obligors shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Obligors, its estate, trustee, receiver or any other person or entity (including under the Bankruptcy Code or other state or federal law), or must otherwise be restored by Park Cattle, whether as a result of proceedings in bankruptcy or reorganization or otherwise. To the extent any payment is so rescinded, set aside, voided or otherwise repaid or restored, the Guaranteed Obligations shall be revived in full force and effect without reduction or discharge for such payment. All losses, damages, costs and expenses that Park Cattle may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Park Cattle contained in Section 13 hereof.

7.             Payments. Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which Park Cattle or any other person or entity may have against Guarantor by virtue hereof, upon the failure of Obligors to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantor shall forthwith pay, or cause to be paid, in cash, to Park Cattle an amount equal to the amount of the Guaranteed Obligations then due, if any, as aforesaid (including interest which, but for the filing of a petition in bankruptcy with respect to Obligors, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Obligors for such interest in any such bankruptcy proceeding). Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, or deduction for any taxes, on the day when due in U.S. dollars and in immediately available funds, to Park Cattle. All such payments shall be promptly applied against the Guaranteed Obligations from time to time by Park Cattle.

8.             Representations and Warranties. Guarantor represents and warrants to Park Cattle that:

(a)           This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity.

(b)           Upon the Plan becoming effective on the date hereof, and after and giving effect to the incurrence of Guarantor’s obligations under this Guaranty, Guarantor will not be insolvent.

(c)           Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code, and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations.

(d)           Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Obligors and all other matters pertaining to this Guaranty and further acknowledge that it is not relying in any manner upon any representation or statement of Park Cattle with respect thereto. Guarantor represents and warrants that it has received and reviewed copies of the Lease and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of Obligors and any other matters pertinent hereto that Guarantor may desire.

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Guarantor is not relying upon or expecting Park Cattle to furnish to Guarantor any information now or hereafter in Park Cattle’s possession concerning the fmancial condition of Obligors or any other matter.

(e)           As of the date of this Guaranty, Guarantor owns 100% of the outstanding equity of CPT.

9.             Reporting and Financial Covenants. So long as any Guaranteed Obligations shall remain unsatisfied, Guarantor will furnish to Park Cattle:

(a)           prompt written notice of any other condition or event which has resulted, or that will be expected to result, in a material adverse effect on any Obligor or Guarantor;

(b)           prompt written notice of when Guarantor no longer owns, directly or indirectly through one or more affiliates, at least a seventy percent (70%) voting and economic interest in CPT; and

(c)           such other information respecting the operations, properties, business or condition (financial or otherwise) of Guarantor as Park Cattle may from time to time reasonably request or as required by the Lease.

10.           Further Assurances. So long as any Guaranteed Obligations shall remain unsatisfied, Guarantor will execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as Park Cattle shall deem necessary or appropriate to effectuate the purposes of this Guaranty, and promptly provide Park Cattle with evidence of the foregoing satisfactory in form and substance to them.

11.           Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by overnight delivery service or sent by registered or certified mail, first class, postage prepaid, personal delivery or similar written means of communication, addressed as follows:

Guarantor:

Tahoe Horizon, LLC

c/o Tropicana Entertainment

3930 Howard Hughes Pkwy

Las Vegas, NV 89169

Attn: Marc Rubinstein

with copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn: Gary E. Axelrod, Esq.

Park Cattle:

Park Cattle Co.

1300 Buckeye Rd., Suite A

6

Minden, NV 89423

with copy to (which shall not constitute notice):

Downey Brand LLP

427 West Plumb Lane

Reno, NV 89509

Attn. Sallie B. Armstrong, Esq.

And:

Woodburn and Wedge

6100 Neil Road, Ste. 500

Reno, NV 89511

Attn: Gordon H. DePaoli, Esq.

or, subject to the foregoing, such other address with respect to any party hereto as such party may from time to time notify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given if: (a) so mailed, as of the close of the third (3rd) Business Day following the date so mailed; and (b) if personally delivered, on the date of delivery; and (c) the next Business Day if mailed by express overnight mail.

12.           No Waiver; Cumulative Remedies. No failure on the part of Park Cattle to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Guaranty are cumulative and not exclusive of any rights, remedies, powers and privileges that may be available to Park Cattle under the Lease or otherwise.

13.           Costs and Expenses; Indemnification.

(a)           In the event of (i) any action or proceeding or Park Cattle’s collection or enforcement without institution of litigation proceedings that involves the protection, preservation or enforcement of Park Cattle’s rights or Guarantor’s obligations under this Guaranty, or (ii) Park Cattle’s participation in any proceeding which is authorized under the terms of the Lease, Park Cattle shall be entitled to payment, upon demand, from Guarantor of all costs and expenses associated therewith, including reasonable attorneys’ fees and litigation expenses. Guarantor will pay Park Cattle, upon demand, all reasonable attorneys’ fees and expenses incurred in the representation of Park Cattle in any aspect of any bankruptcy or insolvency proceeding initiated by or on behalf of any Guarantor that concerns any of its obligations to Park Cattle under this Guaranty, or otherwise. In the event of a judgment against Guarantor concerning any aspect of this Guaranty, the right to recover post-judgment attorneys’ fees and all other costs and expenses incurred in enforcing the judgment shall not be merged into and extinguished by any money judgment. The provisions of this Section constitute a distinct and severable agreement from the other contractual rights created by this Guaranty.

(b)           In addition, whether or not the transactions contemplated by the Lease shall be consummated, Guarantor hereby agrees to indemnify Park Cattle, any affiliate thereof, and their respective directors, officers, employees, agents, counsel and other advisors (each an “Indemnified Party”), against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements

7

of counsel to an Indemnified Party, which may be imposed on, incurred by, or asserted against any Indemnified Party, (i) in any way relating to or arising out of this Guaranty or the Guaranteed Obligations, or (ii) with respect to any investigation, litigation or other proceeding relating to any of the foregoing, irrespective of whether the Indemnified Party shall be designated a party thereto (the “Indemnified Liabilities”); provided, however, that Guarantor shall not be liable to any Indemnified Party for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a Court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, Guarantor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(c)           At the election of any Indemnified Party, Guarantor shall defend such Indemnified Party using legal counsel reasonably satisfactory to such Indemnified Party, at the sole cost and expense of Guarantor.

(d)           Any amounts payable to Park Cattle under this Section if not paid upon demand shall bear interest from the date of such demand until paid in full, at the highest rate of interest provided for under the law (and if no rate is so provided, then at 8%). The right of Park Cattle under this Section 13 are in addition to any other indemnification rights it may have against Obligors.

14.           Right of Set-Off. Upon the occurrence and during the continuance of any breach or default under this Guaranty and/or the Lease, Park Cattle is hereby authorized at any time and from time to time, without notice to Guarantor (any such notice being expressly waived by Guarantor), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Park Cattle to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not Park Cattle shall have made any demand upon Obligors or Guarantor under the Lease and although such obligations may be contingent and unmatured. Park Cattle shall promptly notify Guarantor after any such set-off and application made by it; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Park Cattle under this Section are in addition to other rights and remedies (including other rights of set-off) which Park Cattle may have.

15.           Survival. All covenants, agreements, representations and warranties made in this Guaranty survive the execution and delivery of this Guaranty, and shall continue in full force and effect so long as any Guaranteed Obligations remain unsatisfied. Without limiting the generality of the foregoing, the obligations of Guarantor under Section 13 hereof shall survive the satisfaction of the Guaranteed Obligations.

16.           Benefits of Agreement. This Guaranty is entered into for the sole protection and benefit of Park Cattle and their successors and assigns, and no other party shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. Park Cattle, by its acceptance of this Guaranty, shall not have any obligations under this Guaranty to any person or entity other than Guarantor, and such obligations shall be limited to those expressly stated herein.

17.           Binding Effect; Assignment. This Guaranty shall be binding upon Guarantor and their successors and assigns, and inure to the benefit of and be enforceable by Park Cattle and its successors, endorses, transferees and assigns. Guarantor shall not have the right to assign or transfer their rights and obligations hereunder without the prior written consent of Park Cattle.

8

18.           Entire Agreement; Amendments and Waivers. This Guaranty constitutes the entire agreement of Guarantor with respect to the matters set forth herein and supersedes any prior agreements, commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. There are no conditions to the full effectiveness of this Guaranty. This Guaranty may not be amended except by a writing signed by Guarantor and Park Cattle. No waiver of any rights of Park Cattle under any provision of this Guaranty or consent to any departure by Guarantor therefrom shall be effective unless in writing and signed by Park Cattle. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

19.           Limitation on Liability. No claim shall be made by Guarantor against Park Cattle or any of its affiliates, directors, employees, attorneys or agents for any special, indirect, exemplary, consequential or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Guaranty or any act or omission or event occurring in connection therewith, and Guarantor hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor unless such claim relates to or arises from the willful misconduct or gross negligence of Park Cattle.

20.           Interpretation. This Guaranty is the result of negotiations between and have been reviewed by counsel to Park Cattle and Guarantor and is the product of the parties hereto. Accordingly, this Guaranty shall not be construed against Park Cattle merely because of Park Cattle’s involvement in the preparation thereof. This Guaranty shall be interpreted in an evenhanded manner rather than against any party. Captions are for convenience of reference only. The singular shall include the plural, and the masculine shall include the feminine.

21.           Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Guaranty shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Guaranty, or the validity or effectiveness of such provision in any other jurisdiction.

22.           Venue. Guarantor hereby submits itself to the jurisdiction of the courts of the State of Nevada, and agree that any disputes arising hereunder shall be resolved in a court of competent jurisdiction in Minden, Nevada, or if there is no such court, then in the court of competent jurisdiction nearest to Minden, Nevada.

23.           Attorneys Fees. In any action to enforce or interpret this Guaranty, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and expenses.

24.           Confidentiality. The parties to this Guaranty shall keep its terms confidential, except to the extent necessary to enforce any rights under this Guaranty.

25.           Release From Guaranty. Park Cattle shall release Guarantor from this Guaranty upon satisfaction of the conditions precedent to such release set forth in the Lease and upon a new guarantor entering into a new guaranty (on substantially the same terms as set forth herein) with Park Cattle, which new guaranty shall include the assumption of and the responsibility for all of Guarantor’s obligations under this Guaranty existing prior on the date of such assumption.

9

Guarantor has executed this Guaranty, as of the date first above written. Guarantor has read this Guaranty, been advised by legal counsel regarding its terms, and understand those terms, and have freely and voluntarily entered into this Guaranty.

GUARANTOR:

NEW TROPICANA OPCO, INC., a Delaware corporation

By:
Name:	Scott Butera
Its:	President and Chief Executive Officer

10

SCHEDULE 1

DEFICIENCY LIST

23

MONT BLEU DEFICIENCY LIST

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

1.	Plumbing	Abandoned Domestic Hot Water Heat Exchanger and Piping	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	4.1	4	Columbia Properties Tahoe (“CPT” and/or “Tenant”) will remove abandoned heat exchanger, cap off associated plumbing, and install redundant heat exchanger if necessary in accord with cited reference.

2.	Plumbing	Kitchen Grease Interceptor Enzyme Treatment	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	4.2	5	Complete; to be removed from Schedule.

3.	Plumbing	Can Washing Grease Interceptor	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	4.3	6	Complete; to be removed from Schedule.

4.	Plumbing	Domestic Hot Water Pumps	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	4.4	6	Tenant to replace domestic hot water heaters upon failure and/or as reasonably necessary in accord with cited reference.

(1)           Tracking numbers are for identification purposes only. Tracking numbers followed by * are deficiencies designated as “first priority” by Park Cattle Co., which the Tenant acknowledges will be afforded appropriate corrective priority. Tenant agrees to accord first priority to all deficiencies that implicate life safety or health concerns.

(2)           The cited references in this column are specifically incorporated by reference into this Schedule 2 to the Mont Bleu Term Sheet. Where indicated, required corrective action is to be performed in accord with the recommendations in the cited references. Tenant acknowledges receipt of the cited references.

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

5.	Plumbing	Domestic Water Service Meters Certification Record	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	4.5	6	Tenant to raise water meter above sump and water level to allow for accurate readings.

6.	Plumbing	Damaged and Corroded Domestic Hot Water Pipe and Pipe Insulation	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	4.6	7	Tenant to replace pipe insulation in accord with cited reference; balance of items in cited reference will not be performed.

7.	INTENTIONALLY LEFT BLANK

8. *	HVAC	Casino Built Up Air Handler Repairs	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.1	7	Tenant to correct deficiency in accord with recommendations in cited reference.

9.	HVAC	Rooftop Packaged Air Handlers	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.2	10	Tenant to correct deficiency in accord with recommendations in cited reference.

10. *	HVAC	Casino and Hotel Fire-Rated Wall Construction	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.3	12

Tenant to correct deficiency in accord with the recommendations in the cited reference only if required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene)[3] as adopted and implemented by the Tahoe Douglas

(3)              Incorporated by this reference.

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

						Fire Protection District.

11. *	HVAC	Duct Shaft Fire- Rated Wall Construction	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.4	13

Tenant to correct deficiency in accord with the recommendations in the cited reference only if required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas Fire Protection District.

12. *	HVAC	Duct Shaft and Rated Wall/Smoke Dampers	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.5	14

Tenant to correct deficiency in accord with the recommendations in the cited reference only if required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas Fire Protection District.

13. *	HVAC	Smoke Detector Spacing in Casino	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.6	14

Tenant to correct deficiency in accord with the recommendations in the cited reference only if required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas Fire Protection District.

14. *	HVAC	Laundry Room 2 Hour Fire Resistive Wall Construction	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.7	14

Tenant to correct deficiency in accord with the recommendations in the cited reference only if required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION
						Fire Protection District.
15. *	HVAC	Laundry Room Rated Wall Duct Penetration FSD	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.8	16

Tenant to correct deficiency in accord with the recommendations in the cited reference only if required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas Fire Protection District.

16. *	HVAC	Laundry Room Air Balance	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.9	18	Tenant has obtained air balance study from Southland. Tenant to implement recommendations of Southland as related to air balance issues in accord with recommendations in cited reference.

17. *	HVAC	Engineered Smoke Control	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.10	20

Tenant to correct deficiency in accord with the recommendations in the cited reference only if required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas Fire Protection District.

18. *	HVAC	Spa and Pool Mechanical Rooms Ventilation and Exhaust	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.11	21	Tenant to correct deficiency in accord with recommendations in cited reference.

19.	HVAC	Supports and Seismic Bracing	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report	5.12	21	Inapplicable; to be removed from Schedule.

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

			Mechanical, Fire Protection, Plumbing Systems

20.	INTENTIONALLY LEFT BLANK

21.	HVAC	Steam Deaerator	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.14	23	Tenant to correct deficiency in accord with recommendations in cited reference.

22.	HVAC	Flexible Connections at Central Plant Pumps	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.15	23

Tenant to replace flexible connections at central plant pumps upon failure and/or as reasonably necessary in accord with recommendations in cited reference. Replacement program will continue beyond December 31, 2011, through termination of the lease.

23.	HVAC	Existing Central Plant Pumps	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.16	24

Tenant to replace existing central plant pumps upon failure and/or as reasonably necessary in accord with recommendations in cited reference. Replacement program will continue beyond December 31, 2011, through termination of the Lease.

24.	HVAC	Ventilation Fan in Passenger Elevator Machine Room	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.17	25	Complete; to be removed from Schedule.

25.	HVAC	Grease at Kitchen Exhaust Fans and	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report	5.18	25	Tenant to correct deficiency in accord with cited reference by placing on “Maximo” (or reasonable equivalent)

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

		Ducts	Mechanical, Fire Protection, Plumbing Systems			preventative maintenance management system and conducting regular preventative maintenance.

26.	HVAC	Corroded Pipe and Damaged Pipe Insulation	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.19	25	Tenant to correct deficiency in accord with cited reference.

27.	HVAC	Health Club Air Distribution	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.20	25	Tenant to correct deficiency in accord with cite reference.

28.	HVAC	Kitchen Exhaust and General Exhaust Fans	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.21	26	Tenant to replace kitchen exhaust and general exhaust fans upon failure and/or as reasonably necessary in accord with recommendations in cited reference.

29.	INTENTIONALLY LEFT BLANK

30.	INTENTIONALLY LEFT BLANK

31.	HVAC	Abandoned Redundant Cooling Tower	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.24	27	Tenant to correct deficiency in accord with cited reference.

32. *	HVAC	Miscellaneous Laundry Room Issues	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection,	5.25	27	Tenant to correct deficiencies in accord with cited reference.

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

			Plumbing Systems

33.	HVAC	Preventative Maintenance Program and Maintenance Staff Level	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	5.26	27

Tenant to continue in its use of “Maximo” preventative maintenance system or equivalent.

All major building systems and system components will be input into “Maximo” for preventative maintenance in accord with the manufacturers’ recommendations or appropriate industry standards for preventive maintenance (where manufacturers’ recommendations are not available), by December 31, 2009.

Preventative maintenance on major building systems and components to be conducted thereafter pursuant to “Maximo” system.

Tenant acknowledges that there are currently 16 employees in the engineering/maintenance department.

Tenant to consider hiring, in its discretion, full time in house electrician for the purpose of correcting the electrical deficiencies set forth in this schedule.

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

34.	Mechanical/ HVAC Documents Needed(4)		October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	7.1	28

Tenant to provide the following documents in the cited reference: a, b, c, d, e, f, I, j, l, m, o, p, v, aa, and bb.

Tenant to provide the following documents in the cited reference only to the extent that corrective action for the deficiencies that the documents relate to is required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas Fire Protection District: n, q, r, s.

Tenant will not be required to provide the remaining documents in the cited reference.

35.	Mechanical/ HVAC Recommended Engineering Studies and Designs		October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	7.2	30

Tenant to provide the following documents in the cited reference: f, 1, o, and q.

Tenant to provide the following documents in the cited reference only to the extent that corrective action for the deficiencies that the documents relate to is required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented

(4)           The provision of documents as noted in this section shall not diminish the Tenant’s continuing obligation to provide documents pursuant to the Mont Bleu Lease Amendment.

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

						by the Tahoe Douglas Fire Protection District: c, f, g, h, i, j, k, m, n. Tenant will not be required to provide the remaining documents in the cited reference.

36. *	Fire Protection	Rooftop Air Handler Smoke Control Capability	October 27, 2008 CTG MB Casino and Hotel Condition Assessment Report Mechanical, Fire Protection, Plumbing Systems	6.2	28

Tenant to correct deficiency in accord with the recommendations in the cited reference only if required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas Fire Protection District.

37.	Fire Protection	Missing Escutcheons—Main Entry	November 6, 2008 Overhead Fire Protection Report		1	Tenant to correct the deficiency in accord with the recommendations in the cited reference.

38.	Fire Protection	Improper Head Spacing—Casino Floor	November 6, 2008 Overhead Fire Protection Report		1

Tenant to correct deficiency in accord with the recommendations in the cited reference only if required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas Fire Protection District.

39. *	Fire Protection	Antifreeze Loops— Casino	November 6, 2008 Overhead Fire Protection Report		2	Complete; item to be removed from Schedule.

40. *	Fire Protection	Sprinkler Heads— Casino Cage	November 6, 2008 Overhead Fire Protection Report		2	Tenant to correct the deficiency in accord with the recommendations in the cited reference.

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

41.	Fire Protection	Sprinkler Head—Buffet Area	November 6, 2008 Overhead Fire Protection Report		2	Tenant to correct the deficiency in accord with the recommendations in the cited reference.

42.	Fire Protection	Recall Sprinkler Heads—Kitchen Areas	November 6, 2008 Overhead Fire Protection Report		3	Tenant to correct the deficiency in accord with the recommendations in the cited reference.

43.	Fire Protection	Sprinkler Heads—Liquor Storage	November 6, 2008 Overhead Fire Protection Report		3	Tenant to correct the deficiency in accord with the recommendations in the cited reference.

44.	Fire Protection	Sprinkler Head/Missing Escutcheon—West Entry	November 6, 2008 Overhead Fire Protection Report		3	Tenant to correct the deficiency in accord with the recommendations in the cited reference.

45.	Fire Protection	Sprinkler Heads—Loading Dock	November 6, 2008 Overhead Fire Protection Report		3	Tenant to correct the deficiency in accord with the recommendations in the cited reference.

46.	Fire Protection	Seismic Bracing—Dry Goods Storage	November 6, 2008 Overhead Fire Protection Report		3	Tenant to correct the deficiency in accord with the recommendations in the cited reference.

47.	Fire Protection	Disconnected Sprinkler Heads—Dry Goods Storage	November 6, 2008 Overhead Fire Protection Report		3	Tenant to correct the deficiency in accord with the recommendations in the cited reference.

48. *	Fire Protection	Sprinkler Heads—Laundry Room	November 6, 2008 Overhead Fire Protection Report		4	Tenant to correct the deficiency in accord with the recommendations in the cited reference.

49.	Fire Protection	Sprinkler Heads/Heat Collectors—	November 6, 2008 Overhead Fire Protection Report		4	Tenant to correct the deficiency in accord with the recommendations in

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

		Catwalk Area				the cited reference.

50.	Fire Protection	Code Compliance	November 6, 2008 Overhead Fire Protection Report		4

Item to be removed from Schedule; superseded by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas Fire Protection District.

51. *	Fire Protection	Tamper Switch Wiring—Dry System for Garage	November 6, 2008 Overhead Fire Protection Report		4	Complete; item to be removed from Schedule.

52.	Fire Protection	Standpipes—Garage	November 6, 2008 Overhead Fire Protection Report		5	Tenant to correct the deficiency in accord with the recommendations in the cited reference.

53.	Fire Protection	Sprinkler Coverage—Garage	November 6, 2008 Overhead Fire Protection Report		5

Tenant to correct deficiency in accord with the recommendations in the cited reference only if required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas Fire Protection District.

54.	Fire Protection	Pipe Hangers—Garage	November 6, 2008 Overhead Fire Protection Report		5

Tenant to correct deficiency in accord with the recommendations in the cited reference only if required by the March 20, 2009 Study of Fire Protection Capability for Mont Bleu (William A. Greene) as adopted and implemented by the Tahoe Douglas Fire Protection District.

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

55.	Fire Protection	Sprinkler Head Condition—Guest Floors 6 and 7	November 6, 2008 Overhead Fire Protection Report		6	Tenant to correct deficiency in accord with recommendations in cited reference.

56.	Fire Protection	Sprinkler Head Coverage—Guest Floors 5, 7, 8, and 9	November 6, 2008 Overhead Fire Protection Report		6	Complete; item to be removed from Schedule.

57.	Fire Protection	Control Valves—Floors 3, 4, and 5	November 6, 2008 Overhead Fire Protection Report		6	Complete; item to be removed from Schedule.

58. *	Fire Protection	Antifreeze Loops	November 6, 2008 Overhead Fire Protection Report		6	Complete; item to be removed from Schedule.

59. *	Electrical	Electrical Code Deficiencies - General	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	2.0.A.	5	Tenant to correct deficiency in accord with recommendations in cited reference.

60. *	Electrical	Other Code Deficiencies	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	2.0.B.	7	Tenant to correct deficiency in accord with recommendations in cited reference.

61.	Electrical	Main Incoming Service Equipment	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.A.	8	Tenant to correct deficiency in accord with recommendations in cited reference.

62.	Electrical	Utility Vault	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.A.1.	8	Tenant to correct deficiency in accord with recommendations in cited reference.

63.	Electrical	Busways	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.A.2.	9	Tenant to correct deficiency in accord with recommendations in cited reference.

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

64. *	Electrical	Main Service Switchboard MSB (MSB-1 & MSB-2)	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.A.3.	9	Tenant to correct deficiency in accord with recommendations in cited reference.

65.	Electrical	Main Service Switchboard MSB-3	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.A.4.	11	Tenant to correct deficiency in accord with recommendations in cited reference.

66.	Electrical	Main Service Switchboard MSB-4	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.A.5.	12	Tenant to correct deficiency in accord with recommendations in cited reference.

67. *	Electrical	Emergency Generators	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.B.1.	13	Tenant to correct deficiency in accord with recommendations in cited reference.

68. *	Electrical	Generator Paralleling Switchgear	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.B.2.	14	Tenant has completed testing set forth in cite reference. Tenant will clean and calibrate the generator paralleling switchgear in accord with the recommendations in the cited reference.

69. *	Electrical	Automatic Transfer Switches ATS-1, ATS-2, & ATS-3, CCB and Fire Pump	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.B.3.	15	Tenant has completed testing set forth in cite reference. Tenant will clean and calibrate the automatic transfer switches in accord with the recommendations in the cited reference.

70.	Electrical	Emergency Distribution Panel EM-1	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.B.4.	16	Tenant to correct deficiency in accord with recommendations in cited reference.

71.	Electrical	Emergency	November 19, 2008	3.0.B.5.	17	Tenant to correct deficiency in accord

TRACKING(1)	CATEGORY	DEFICIENCY	REFERENCE(2)	SECTION	PAGE	REQUIRED ACTION

		Distribution Panel EM-2	CTG MB Casino and Hotel Condition Assessment Report Electrical Systems			with recommendations in cited reference.

72. *	Electrical	Motor Control Center MCC-DC, MCC-EDME and MCC-DME	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.C.1.	18	Tenant to correct deficiency in accord with recommendations in cited reference.

73.	Electrical	Motor Control Center MCCA (Kitchen)	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.C.2.	20	Tenant to correct deficiency in accord with recommendations in cited reference.

74. *	Electrical	Motor Control Center MCC-PR (Pool Room)	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.C.3.	21	Tenant to correct deficiency in accord with recommendations in cited reference.

75.	Electrical	Motor Control Center MMC-MF (Main Fan Control Room)	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.C.4.	22	Tenant to correct deficiency in accord with recommendations in cited reference.

76.	Electrical	Motor Control Center EMCC (Generator Room)	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.C.5.	23	Tenant to correct deficiency in accord with recommendations in cited reference.

77. *	Electrical	Variable Frequency Drives (VFD)	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.D.1.	25	Tenant to correct deficiency in accord with recommendations in cited reference.

78.	Electrical	Electrical Panelboards	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.E.	25	Tenant to correct deficiency in accord with recommendations in cited reference.

79. *	Electrical	Infrared Scans	November 19, 2008 CTG MB Casino and Hotel	3.0.F.	26	Complete; to be removed from

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			Condition Assessment Report Electrical Systems			Schedule.

80. *	Electrical	Transformers	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.G.	27	Tenant to correct deficiency in accord with recommendations in cited reference.

81.	Electrical	Electrical Systems Studies	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.H.	29	Tenant to correct deficiency in accord with recommendations in cited reference.

82.	Electrical	Grounding Systems	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.I.	29	Tenant to correct deficiency in accord with recommendations in cited reference.

83.	Electrical	Wiring Devices	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.J.	30	Tenant to confirm that GFCI’s are installed in all guest rooms and that GFCI’s are in working order; Tenant to replace non-functioning switches, plugs, and other wiring devices.

84.	Electrical	Lighting Fixtures	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.K.	30	Tenant to correct deficiency in accord with recommendations 2 and 3 in cited reference.

85.	Electrical	Electrical Rooms Identification	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.L.	31	Tenant to correct deficiency in accord with recommendations in cited reference.

86.	Electrical	Documents Requested	November 19, 2008 CTG MB Casino and Hotel Condition Assessment Report Electrical Systems	3.0.M.	31	Tenant to provide requested documents in cited reference.

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87.	Roofing	Seaman KEE Roofing	October 17, 2008 WJE MontBleu Resort Casino & Spa Roofing Condition Report		2

Tenant to correct the deficiency in accord with the recommendations in the cited reference modified as follows:

1.  Tenant to perform roof inspections and maintenance in accord with the applicable warranties;

2.  Tenant to repair damage noted in drawing A101;

3.  Tenant to review technique used to attach the roofing membrane over the stucco substrate of the tower cornice. Tenant to take reasonably appropriate corrective action if method of attachment will not provide code required wind-uplift resistance.

88. *	Roofing	Carlisle TP Roofing	October 17, 2008 WJE MontBleu Resort Casino & Spa Roofing Condition Report		2

Tenant to correct the deficiency in accord with the recommendations in the cited reference modified as follows:

1.  Tenant to perform roof inspections and maintenance in accord with the applicable warranties;

2.  Tenant to take reasonably appropriate corrective action to address the presence of moisture in the roof assembly as set forth in the March 10, 2008, report of James Strong of Wiss, Janney, Elstner &

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						Associates. (5) Tenant acknowledges receipt of the foregoing report.

89.	Roofing	Modified Bitumen Roofing	October 17, 2008 WJE MontBleu Resort Casino & Spa Roofing Condition Report		2

Tenant to correct deficiency in accord with the recommendations in the cited reference as modified, if at all, by the work that the parties agree is reasonably necessary relative to the garage elevator and stairwell penthouses. In any event, the roofs on the garage elevator and stairwell penthouses will be replaced by 2011.

90. *	Roofing	Pool Deck Waterproofing	October 17, 2008 WJE MontBleu Resort Casino & Spa Roofing Condition Report		3	Tenant will correct the deficiency in accord with the recommendations in the cited reference.

91.	Roofing	Walls Adjacent to Roofs	October 17, 2008 WJE MontBleu Resort Casino & Spa Roofing Condition Report		4	Tenant to correct deficiency in accord with the recommendations in the cited reference; provided, however, that the work will be coordinated with the exterior work set forth in items 96-103.

92. *	Roofing	Sheet Metal Copings	October 17, 2008 WJE MontBleu Resort Casino & Spa Roofing Condition Report		4	Tenant to correct the deficiency in accord with the recommendations in the cited reference modified as follows: Tenant will take reasonably

(5)           Incorporated by this reference.

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						appropriate corrective action with regard to recommendations 1, 2, 3, and 4, all in accordance with recommendation 5, and will observe the recommendation in item 6 in performing such work.

93.	Roofing	Roof Drainage	October 17, 2008 WJE MontBleu Resort Casino & Spa Roofing Condition Report		5

Disputed; parties to meet and confer in good faith to identify material deficiencies relative to roof drainage and to develop a mutually acceptable scope of repair to be implemented by December 31, 2011.

94.	Roofing	Roof Top Equipment Attachment	October 17, 2008 WJE MontBleu Resort Casino & Spa Roofing Condition Report		5	Tenant to correct deficiency in accord with recommendations in cited reference.

95.	Roofing	General Recommendations	October 17, 2008 WJE MontBleu Resort Casino & Spa Roofing Condition Report		5	Tenant to correct deficiency in accord with recommendations in cited reference.

96. *	Exterior	Sealant	October 21, 2008 WJE MontBleu Resort Casino & Spa Façade Condition Report		2	Tenant to correct deficiency in accord with recommendations in cited reference.

97. *	Exterior	Balconies	October 21, 2008 WJE MontBleu Resort Casino & Spa Façade Condition Report		2	Tenant to correct deficiency in accord with recommendations in cited reference.

98.	Exterior	Stucco	October 21, 2008 WJE MontBleu Resort Casino		2	Tenant to correct deficiency in accord with recommendations in cited

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			& Spa Façade Condition Report			reference.

99.	Exterior	Concrete Masonry Units (CMU)	October 21, 2008 WJE MontBleu Resort Casino & Spa Façade Condition Report		3	Tenant to correct deficiency in accord with recommendations in cited reference.

100.	Exterior	Coatings	October 21, 2008 WJE MontBleu Resort Casino & Spa Façade Condition Report		3	Tenant to correct deficiency in accord with recommendations in cited reference.

101. *	Exterior	Curtain Wall	October 21, 2008 WJE MontBleu Resort Casino & Spa Façade Condition Report		3	Tenant to correct deficiency in accord with recommendations in cited reference.

102.	Exterior	Lower Cornices	October 21, 2008 WJE MontBleu Resort Casino & Spa Façade Condition Report		5	Tenant to correct deficiency in accord with recommendations in cited reference.

103.	Exterior	Tower Cornice	October 21, 2008 WJE MontBleu Resort Casino & Spa Façade Condition Report		5	Tenant to correct deficiency in accord with recommendations in cited reference.

104.	Exterior	Glued Laminated Timbers (Glulam)	October 21, 2008 WJE MontBleu Resort Casino & Spa Façade Condition Report		6	Tenant will clean and seal the glulam beams.

105.	Exterior	Site Concrete	October 21, 2008 WJE MontBleu Resort Casino		6	Tenant to correct deficiency in accord with recommendations in cited

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			& Spa Façade Condition Report			reference.

106.	Exterior	Miscellaneous	October 21, 2008 WJE MontBleu Resort Casino & Spa Façade Condition Report		6

Tenant to correct the deficiency in accord with the recommendations in cited reference in accord with the protocols set forth in Wise Consulting’s MontBleu Resort Casino & Spa Facility Wide Fungal Assessment, February, 2009, and to perform any related and additional hygiene work as recommended in the MontBleu Resort Casino & Spa Facility Wide Fungal Assessment.

107. *	Mold/Hygiene	Guest Rooms and Fan Coil Units	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	1

Tenant to correct the deficiency in accord with the recommendations in cited reference in accord with the protocols set forth in Wise Consulting’s MontBleu Resort Casino & Spa Facility Wide Fungal Assessment, February, 2009, and to perform any related and additional hygiene work as recommended in the MontBleu Resort Casino & Spa Facility Wide Fungal Assessment.

108.	Mold/Hygiene	Roof Mounted Packaged Air Handling Units	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	1

Tenant to correct the deficiency in accord with the recommendations in cited reference in accord with the protocols set forth in Wise Consulting’s MontBleu Resort Casino & Spa Facility Wide Fungal Assessment, February, 2009, and to perform any related and additional hygiene work as recommended in the

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						MontBleu Resort Casino & Spa Facility Wide Fungal Assessment.

109.	Mold/Hygiene	Main Fan Room	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	1

Tenant to correct the deficiency in accord with the recommendations in cited reference in accord with the protocols set forth in Wise Consulting’s MontBleu Resort Casino & Spa Facility Wide Fungal Assessment, February, 2009, and to perform any related and additional hygiene work as recommended in the MontBleu Resort Casino & Spa Facility Wide Fungal Assessment.

110.	Mold/Hygiene	Pool/Spa	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	1	Complete; item to be removed from Schedule.

111.	Mold/Hygiene	Stairwell, 8th Floor, A Wing	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	2

Tenant to correct the deficiency in accord with the recommendations in cited reference in accord with the protocols set forth in Wise Consulting’s MontBleu Resort Casino & Spa Facility Wide Fungal Assessment, February, 2009, and to perform any related and additional hygiene work as recommended in the MontBleu Resort Casino & Spa Facility Wide Fungal Assessment.

112.	Mold/Hygiene	Housekeeping Rooms	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	2	Tenant to correct the deficiency in accord with the recommendations in cited reference in accord with the protocols set forth in Wise

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Consulting’s MontBleu Resort Casino & Spa Facility Wide Fungal Assessment, February, 2009, and to perform any related and additional hygiene work as recommended in the MontBleu Resort Casino & Spa Facility Wide Fungal Assessment.

113.	Mold/Hygiene	Fire Exit Corridors	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	2

Tenant to correct the deficiency in accord with the recommendations in cited reference in accord with the protocols set forth in Wise Consulting’s MontBleu Resort Casino & Spa Facility Wide Fungal Assessment, February, 2009, and to perform any related and additional hygiene work as recommended in the MontBleu Resort Casino & Spa Facility Wide Fungal Assessment.

114.	Mold/Hygiene	Roof and Wall Cavities (Tower Cornice)	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	2	Complete; item to be removed from Schedule.

115.	Mold/Hygiene	Men’s Spa Showers	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	2	Complete; item to be removed from Schedule.

116.	Mold/Hygiene	Carpet at Hallway Between Garage and Retail Space/North Exterior	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	2	Complete; item to be removed from Schedule.

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117.	Mold/Hygiene	Buffet Waitress Station	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	2	Complete; item to be removed from Schedule.

118.	Mold/Hygiene	Main Kitchen, Storage Closet	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	2

Tenant to correct the deficiency in accord with the recommendations in cited reference in accord with the protocols set forth in Wise Consulting’s MontBleu Resort Casino & Spa Facility Wide Fungal Assessment, February, 2009, and to perform any related and additional hygiene work as recommended in the MontBleu Resort Casino & Spa Facility Wide Fungal Assessment.

119.	Mold/Hygiene	Utility Elevator for Former Stone Street	October 17, 2008 Exponent Report of Industrial Hygiene Investigation and Recommendations	Table 2	2	Complete; item to be removed from Schedule.

120. *	Asbestos	Facility Wide Asbestos Survey	November 6, 2008 SCS Engineers Inspections and Materials Testing Report		2	Item complete; Recommendations in facility wide asbestos survey to be observed going forward.

121. *	Garage	Cracking of Post Tensioned Slabs and Girders on Uppermost Level	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		2

Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to

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						correct the identified deficiency. Tenant will thereafter complete such work by December 31, 2011.

122. *	Garage	Damage to Post Tensioning Tendons	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		2

Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to correct the identified deficiency. Tenant will thereafter complete such work by December 31, 2011.

123.*	Garage	Movement of and Damage to Parapets	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		2

Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to correct the identified deficiency. Tenant will thereafter complete such work by December 31, 2011.

124. *	Garage	Spalling of Concrete and Corrosion of Steel	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		2	Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont

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Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to correct the identified deficiency. Tenant will thereafter complete such work by December 31, 2011.

125. *	Garage	Chloride Ingress	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		3

Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to correct the identified deficiency. Tenant will thereafter complete such work by December 31, 2011.

126. *	Garage	Freeze Thaw Damage	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		4

Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to correct the identified deficiency. Tenant will thereafter complete such

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						work by December 31, 2011.

127. *	Garage	Diagonal Cracking in Columns	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		4

Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to correct the identified deficiency. Tenant will thereafter complete such work by December 31, 2011.

128. *	Garage	Control and Drainage of Water	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		5

Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to correct the identified deficiency. Tenant will thereafter complete such work by December 31, 2011.

129. *	Garage	General Lack of Upkeep	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		5	Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage

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consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to correct the identified deficiency. Tenant will thereafter complete such work by December 31, 2011.

130. *	INTENTIONALLY LEFT BLANK

131. *	Garage	Poor Quality and Incomplete Repairs	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		6

Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to correct the identified deficiency. Tenant will thereafter complete such work by December 31, 2011.

132. *	Garage	Specific Review of the Reigstad Report	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		6

Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to correct the identified deficiency. Tenant will thereafter complete such

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						work by December 31, 2011.

133. *	Garage	Overall Disrepair of Grounds	November 18, 2008 WJE Mont Bleu Garage Condition Assessment		7

Pending. Awaiting Tenant’s consultant’s report relative to the garage deficiencies and response to WJE’s November 18, 2008, Mont Bleu Garage Condition Assessment. Upon receipt of the Tenant’s garage consultant’s report, Tenant and Park Cattle will meet and confer in good faith to determine and agree upon what work is reasonably necessary to correct the identified deficiency. Tenant will thereafter complete such work by December 31, 2011.

CONSENT

The undersigned hereby consents to the terms of the MontBleu Lease Amendment No. 2 and agrees to be bound by the terms of Article XIX thereof. The signatory to this Consent represents and warrants that such signatory has the full power and authority to sign this Consent and to bind any entity on behalf of which the signatory has signed this Consent. Nothing in this Consent shall be deemed an acknowledgement by the owner of such real property (or any of its owners, employees, agents or representatives) of the existence or extent of any such interest.

By:

Its:

STATE OF	)
) ss.
COUNTY OF	)

On	, before me,		,
Date		Name And Title Of Officer (e.g. “Jane Doe, Notary Public”)
personally appeared			,
Name(s) of Signer(s)

proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                                        that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

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